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                                                                    EXHIBIT 23.5

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000


                                                                  GOLDMAN[LOGO]
                                                                  SACHS

PERSONAL AND CONFIDENTIAL

                                                                  April 18, 1997

400 West Market Street
Louisville, Kentucky 40202

  Re: Registration Statement, dated April 18, 1997, on Form F-4 of AEGON N.V.

Ladies and Gentlemen:

  Reference is made to our opinion letter dated December 28, 1996 (the "Opinion") with respect to the fairness to the holders of outstanding shares of common stock of Providian Corporation of the distribution of Bancorp Shares to such holders pursuant to the Distribution Agreement and the receipt by such holders of the Stock Consideration pursuant to the Agreement, taken together (each term as defined in the Opinion).

  The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated therein (the "Transactions") and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion letter in the Proxy Statement-Prospectus related to the Transactions.

  In that regard, we hereby consent to the references to the opinion of our Firm in the Proxy Statement-Prospectus which forms part of the Registration Statement on Form F-4 (the "F-4") to be filed with the Securities and Exchange Commission (the "SEC") on April 18, 1997 in connection with the Merger under the captions "Summary--Opinion of Providian's Financial Advisor," "PROPOSAL 3:
THE PROPOSED MERGER--Background and Reasons for the Transactions," "PROPOSAL 3:
THE PROPOSED MERGER--Recommendation of the Providian Board of Directors," and "PROPOSAL 3: THE PROPOSED MERGER--Opinion of Financial Advisor" and to the inclusion of the foregoing opinion as "Appendix C" to the above-mentioned Proxy Statement-Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        /s/ GOLDMAN, SACHS & CO.